Exhibit 99.1

Contact: Steve Zenker (Investor Inquiries)
239-498-8066
stevezenker@wcicommunities.com

Ken Plonski (Media Inquiries)
239-498-8691
kenplonski@wcicommunities.com

For Immediate Release

WCI Appoints New Chief Executive Officer

     Bonita Springs, FL (Feb. 17, 2005) — WCI Communities, Inc. (WCI:NYSE) announced that its President, Jerry Starkey, has been named Chief Executive Officer effective today. Mr. Starkey will retain his position as President and continue to serve as a director on WCI’s Board of Directors. WCI also announced that Al Hoffman, Jr. is retiring from the Company effective on the date of the upcoming annual shareholders meeting and effective today was elected to the position of Chairman of the Board. Don Ackerman, who had served as Chairman of the Board, will continue to serve as a member of WCI’s Board of Directors.

     About the change, Hoffman said, “Having worked very closely with Jerry for 17 years, I speak for the entire Board when I say that we have tremendous confidence in Jerry’s ability to lead WCI to ever greater levels of accomplishment. He has long been an important contributor to our rapid growth and has demonstrated an impressive strategic agility during periods of dramatic change at WCI. His unsurpassed knowledge of the real estate industry, leadership and innovative nature has helped our Company achieve some very impressive goals. During his tenure as President of WCI, Jerry has displayed a result-oriented drive that has inspired our entire executive team. These are the accomplishments and characteristics that give us great pride in appointing Jerry as WCI’s Chief Executive Officer.”

     Mr. Starkey commented that: “Over the last 17 years the Company has grown from less than $50 million in revenues to nearly $2 billion in revenue. I have enjoyed working and learning from Al Hoffman throughout the years. I am extremely grateful to Al and the Board for what has been a wonderful long-term relationship, as well as the confidence they have expressed in me to lead this Company into the future.”

     Mr. Starkey has been with WCI Communities and its predecessor company, Florida Design Communities, since 1988, serving in senior executive capacities including President and Chief Operating Officer. Mr. Starkey has also served on WCI’s Board of Directors since May 2001.

     WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut and Washington, D.C. metropolitan markets. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

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For more information about WCI and its residential communities visit
www.wcicommunities.com